EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Advanced Energy Industries, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-37378, 333-47114, 333-72748, 333-87720, and 333-110534) on Form S-3 and the registration statements (Nos. 333-01616, 333-04073, 333-46705, 333-57233, 333-65413, 333-79425, 333-79429, 333-62760, 333-69148, 333-69150, 333-87718, 333-105365, 333-105366, and 333-105367) on Form S-8 of Advanced Energy Industries, Inc. of our report dated February 20, 2004, with respect to the consolidated balance sheet of Advanced Energy Industries, Inc. as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows, and the related financial statement schedules, for each of the years in the two-year period then ended, which report appears in the December 31, 2004 annual report on Form 10-K of Advanced Energy Industries, Inc.

Our report dated February 20, 2004 contains an explanatory paragraph relating to the fact that effective January 1, 2002 the Company adopted Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets.

Our report dated February 20, 2004 contains an explanatory paragraph relating to the fact that effective January 1, 2003, Advanced Energy Industries, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.

/s/ KPMG LLP

Denver, Colorado
March 30, 2005